UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM SD

Specialized Disclosure Report

CAPSTONE TURBINE CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	001-15957	95-4180883
(State or other Jurisdiction	(Commission File No)	(IRS Employer Identification No)
of incorporation)

21211 Nordhoff Street,
Chatsworth, California	91311
(Address of principal executive offices)	(Zip code)

Name: Edward I. Reich             Phone: (818) 734-5300

(Name and telephone number, including area code, of the person to contact in connection with this report)

Check the appropriate box to indicate the rule pursuant to which this form is being filed, and provide the period to which the information in this form applies:

☒ Rule 13p-1 under the Securities Exchange Act (17CFR240.13p-1) for the reporting period from January 1 to December 31, 2013.

Section 1 — Conflict Minerals Disclosure

Item 1.01 Conflict Minerals Disclosure and Report

Conflict Minerals Disclosure

This Form SD of Capstone Turbine Corporation (the “Company”) is filed pursuant to Rule 13p-1 promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period January 1, 2013 to December 31, 2013.

A copy of the Company’s Conflict Minerals Report is provided as Exhibit 1.02 to this Form SD and is publicly available at www.capstoneturbine.com/company.

Item 1.02 Exhibit

As specified in Section 2, Item 2.01 of this Form SD, the Company is hereby filing its Conflict Minerals Report as Exhibit 1.02 to this Form SD.

Section 2 — Exhibits

Item 2.01 Exhibits

The following exhibit is filed as part of this Form SD.

Exhibit No.	Description
1.02	Conflict Minerals Report of Capstone Turbine Corporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the duly authorized undersigned.

CAPSTONE TURBINE CORPORATION
(Registrant)

By:	/s/ Edward I. Reich	June 2, 2014
	Edward I. Reich	(Date)
Executive Vice President & Chief Financial Officer